Exhibit g(5)

APPENDIX "A"

TO

CUSTODIAN AGREEMENT

BETWEEN

EACH OF THE INVESTMENT COMPANIES,

ON BEHALF OF THEIR RESPECTIVE PORTFOLIOS,

LISTED ON THIS APPENDIX "A"

AND

BANKERS TRUST COMPANY

DATED AS OF JULY 1, 2001

The following is a list of the Funds and their respective Portfolios for which the Custodian shall serve under a Custodian Agreement dated as of July 1, 2001 (the "Custodian Agreement"):

Name:	Portfolio:	Effective as of:
Fidelity Commonwealth Trust:	Spartan 500 Index Fund	July 1, 2001
Fidelity Concord Street Trust:	Spartan Extended Market Index Fund	July 1, 2001
	Spartan Total Market Index Fund	July 1, 2001
	Spartan International Market Index Fund	July 1, 2001
	Spartan U.S. Equity Index Fund	July 1, 2001
Variable Insurance Products Fund II:	Index 500 Portfolio	July 1, 2001

IN WITNESS WHEREOF, each of the parties hereto has caused this Appendix to be executed in its name and behalf as of the day and year first set forth opposite each such Portfolio.

Each of the Investment Companies,

on Behalf of Each of Their Respective Portfolios,

Listed on this Appendix A to the Custodian Agreement.	Bankers Trust Company
By: /s/Maria Dwyer_________________	By: /s/Richard Fogarty__________________
Name: Maria Dwyer ________________________	Name: Richard Fogarty____________________
Title: Deputy Treasurer______________________	Title: Vice President_____________________